Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES CLOSING OF $1.5 BILLION SENIOR
UNSECURED NOTE OFFERING AND ANNOUNCES $1.1 BILLION ACCELERATED SHARE
REPURCHASE

UNION, New Jersey – July 17, 2014 — Bed Bath & Beyond Inc. today announced the closing of its underwritten public offering of $300 million aggregate principal amount of 3.749% senior unsecured notes due 2024 (the “2024 Notes”), $300 million aggregate principal amount of 4.915% senior unsecured notes due 2034 (the “2034 Notes”) and $900 million aggregate principal amount of 5.165% senior unsecured notes due 2044 (the “2044 Notes” and, together with the 2024 Notes and the 2034 Notes, the “Notes”). Interest on the notes is payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2015.

The Notes were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-197267), which became immediately effective upon its filing with the Securities and Exchange Commission (the “SEC”) on July 7, 2014. A preliminary Prospectus Supplement dated July 14, 2014 relating to the Notes was filed with the SEC on July 14, 2014, and a final Prospectus Supplement dated July 14, 2014 was filed with the SEC on July 15, 2014.

The Company also announced that it has entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. to repurchase an aggregate of $1.1 billion of the Company’s common stock.  The final number of shares to be repurchased under the ASR will be based upon the Company’s volume weighted average stock price during the term of the transaction, less a discount.  The program is expected to be completed prior to the end of the calendar year, subject to standard terms providing flexibility in the program.

In connection with the transactions described above, the Company is updating its model for interest expense and diluted weighted average shares outstanding to include incremental interest expense of approximately $9 million and $46 million for the fiscal second quarter and fiscal year, respectively, and a net incremental reduction in diluted weighted average shares outstanding of approximately 6 million shares and 8.5 million shares for the fiscal second quarter and fiscal year, respectively.  We expect that these changes to the model would not result in a material change to modeled net earnings per diluted share for the fiscal second quarter, and would result in an increase in modeled net earnings per diluted share for the fiscal year.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of securities may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus and related supplement may be obtained by contacting any of those joint book-running managers whose contact information is listed at the bottom of this announcement.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries. The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. The Company sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Susan E. Lattmann	(908) 855-4120

BOOK-RUNNING MANAGER CONTACTS:

J.P. Morgan Securities LLC

Investment Grade Syndicate Desk

Tel: 1-212-834-4533

Morgan Stanley & Co. LLC

180 Varick Street

New York, New York 10014

Attention: Prospectus Department

Tel: 1-866-718-1649

Wells Fargo Securities, LLC

1525 West W.T. Harris Blvd., NC0675

Charlotte, North Carolina 28262

Attn: Capital Markets Client Support

Tel: 1-800-326-5897